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                                                                   EXHIBIT 10.32



                               FIRST AMENDMENT TO
                              EMPLOYMENT AGREEMENT
                            (CHIEF EXECUTIVE OFFICER)


     This First Amendment to Employment Agreement (this "Amendment") is entered into as of September 26, 2002, by and between Analytical Surveys, Inc., a Colorado corporation whose principal executive offices are located in Indianapolis, Indiana ("Employer"), and J. Norman Rokosh ("Officer").

                                    RECITALS

         A. Employer and Officer are parties to an Employment Agreement dated as of July 10, 2001 (the "Employment Agreement").

         B. Employer and Officer desire to extend the term of Officer's employment and to make certain other amendments to the Employment Agreement.

                                    AGREEMENT

         Now, therefore, the parties agree as follows:

         1. Term of Employment. The term of the Employment Agreement is extended to September 30, 2003.


         2. Stock Options. It is currently contemplated that Employer may grant to Officer options to purchase a number of shares of common stock of Employer equal to 3% of the number of shares of Employer's issued and outstanding common stock on a fully diluted basis (this includes the shares issuable to Tonga Partners, L.P. upon exercise of its warrants and conversion of its promissory note) as of the date of grant, but the parties acknowledge and agree that the actual number of stock options to be granted to Officer, if any, is within the sole discretion of the board of directors of Employer, and the board may determine to grant a lesser number of options (or no options) to Officer. Based on the number of shares of common stock currently outstanding (8,228,166) and the number of shares that would be issuable to Tonga Partners, L.P. if it were to fully exercise its warrants and convert its promissory note as of the date of this Amendment (15,672,739), the parties currently contemplate the issuance to Officer of options to acquire approximately 717,027 shares of common stock. In addition, the parties currently contemplate that the other terms of such options (such as vesting dates and exercise periods) would be similar to the terms set forth in Employer's Year 2000 Stock Option Plan, but the parties acknowledge and agree that the actual terms of such options are within the sole discretion of the board of directors of Employer. The options, if any, to be granted to Officer pursuant to this paragraph 2 will be granted to Officer on or before December 31, 2002.


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         3.       Payment of 2002 Bonus. At the time of execution of this
Amendment, Employer will pay to Officer a bonus in the amount of $50,000, which amount constitutes the total amount of bonus compensation that the board of directors of Employer has determined to pay to Officer with respect to fiscal year 2002. Officer agrees that such payment will constitute full satisfaction of Employer's obligations under the Employment Agreement with respect to the payment of bonuses for fiscal year 2002.

         4. Discretionary 2003 Bonus. In its sole discretion, the board of directors of Employer may determine to cause Employer to pay (or not pay) a quarterly bonus to Officer with respect to each fiscal quarter during 2003. The maximum amount of any such quarterly bonus would be between $25,000 and $37,500. Discretionary bonus amounts, if any, will be paid to Officer within one month after the end of each fiscal quarter of Employer.

         5. Reimbursement of Relocation Expenses. The parties acknowledge that it is contemplated that Officer will relocate to San Antonio, Texas by June 30, 2003. Employer will reimburse Officer for, or pay for, all reasonable travel-related expenses incurred by Officer and Officer's immediate family members for travel between Indianapolis, Indiana and San Antonio, Texas, during the period prior to such relocation, including airline tickets, automobile rentals, lodging, meals and other incidental expenses, up to an aggregate limit of $10,000. In addition, Employer will reimburse Officer for, or pay for, all reasonable relocation expenses incurred by Officer in connection with the move to San Antonio, Texas, including moving of personal property, temporary lodging, airline tickets, automobile rentals, meals and other incidental expenses and real estate transaction fees in connection with the sale of Officer's primary residence in Indianapolis, Indiana and the purchase of a primary residence in San Antonio, Texas, up to an aggregate limit of $50,000. In addition, Employer will pay to Officer such amount as is necessary to offset state and federal tax liabilities, if any, resulting from any inclusion of such payments or reimbursements in Officer's income under state and federal income tax laws.

         6. Miscellaneous. Except as modified by this Amendment, all provisions of the Employment Agreement will remain in full force and effect. This Amendment and the Employment Agreement constitute the entire agreement between the parties with respect to Officer's employment and supersede all proposals, prior agreements and all other communications between the parties, whether oral or in writing, relating to the subject matter of this Amendment and the Employment Agreement. This Amendment may be amended or superseded only by an agreement in writing, signed by the Officer and an executive officer of Employer. This Amendment will be governed by and construed according to the internal laws of the State of Indiana, without regard to conflict of law principles. Disputes arising out of this Amendment or the Employment Agreement will be resolved in the manner provided for in Section 19 of the Employment Agreement. This Amendment may be executed in counterparts.


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         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.


EMPLOYER:                            Analytical Surveys, Inc.




                                     By:  /s/ Christopher S. Dean
                                     -------------------------------------------
                                     Print Name:  Christopher S. Dean
                                     -------------------------------------------
                                     Title:  Chairman -  Compensation Committee
                                     -------------------------------------------


OFFICER:                             /s/ J. Norman Rokosh
                                     -------------------------------------------
                                     J. Norman Rokosh